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                                                                   EXHIBIT 23(E)

                        CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the incorporation by reference in the Registration Statement (Form S-4) and related Prospectus of Shawmut National Corporation pertaining to the merger with Gateway Financial Corporation of our independent auditors' report dated January 21, 1994, except for Note 17, as to which the date is March 2, 1994, with respect to the consolidated financial statements of Cohasset Savings Bank, included in the Current Report on Form 8-K of Shawmut National Corporation dated March 28, 1994 and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.

/s/ Wolf & Company, P.C.

WOLF & COMPANY, P.C.

Boston, Massachusetts
April 22, 1994